Scholastic Reports Fiscal 2023 Second Quarter Results
Revenues Up 12% Over Prior Period, Driving Higher Results
Stock Repurchase Authorization Increased to $75 million
New York – December 15, 2022 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal second quarter ended November 30, 2022.

Peter Warwick, President and Chief Executive Officer, said, “Scholastic delivered strong revenue growth and higher earnings in the second quarter. Our Children’s Books business performed strongly, benefiting from robust sales in our unique school-based channels, as well as multiple best sellers and our broad backlist. In Education Solutions, sales of print and digital educational products to schools, districts and states held steady at last year’s record levels, as we continued investing in the long-term potential of this key growth opportunity, building go-to-market capabilities and developing our comprehensive digital literacy platform.

“Based on our momentum in the first half of the year and expectations for a strong fourth quarter, following a seasonally smaller third quarter, we are affirming our fiscal 2023 guidance, as we continue navigating the current business environment. At the same time, we are focused on realizing Scholastic’s long-term opportunity to grow our impact, earnings and shareholder value.

“Scholastic’s significantly improved margins compared to pre-pandemic levels and strong free cash flow outlook open new opportunities to deploy capital for strategic growth, while maintaining a strong balance sheet and returning excess capital to shareholders. Last quarter, the Company returned over $32.9 million to shareholders through an increased dividend, open market repurchases and a modified ‘Dutch Auction’ tender offer. Further demonstrating our Board’s commitment to deploying capital, we continue to actively review major long-term growth investment opportunities and have significantly expanded the Company’s open market repurchase program with an increased authorization now providing $75 million in availability.”
Fiscal 2023 Q2 Review

In $ millions	Second Quarter		Change
	Fiscal 2023	Fiscal 2022	$	%
Revenues	$587.9	$524.2	$63.7	12%

Operating income (loss)	$100.1	$83.4	$16.7	20%
Earnings (loss) before taxes	$100.9	$89.1	$11.8	13%

Operating income (loss), ex. one-time items *	$100.1	$84.3	$15.8	19%
Earnings (loss) ex. one-times *	$100.9	$83.8	$17.1	20%
Adjusted EBITDA *	$122.3	$107.5	$14.8	14%

* Please refer to the non-GAAP financial tables attached

Revenues increased 12% to $587.9 million, primarily driven by strong results in the Children’s Book Publishing and Distribution segment. The Company’s school-based book channels, in particular Book Fairs, rose significantly, and multiple best sellers benefited sales in the school channels and in Trade, despite a softer retail book-selling environment.

Operating income increased $16.7 million to $100.1 million while Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) increased $14.8 million to $122.3 million. The improvement in operating income was primarily driven by the higher revenue and profit contribution from the Children’s Books segment, as well as the Company’s efforts to address inflationary pressures with cost containment and pricing related initiatives. Additional spending on long-term strategic investments continued in the Education Solutions segment.
Quarterly Results
Children’s Book Publishing and Distribution

In the fiscal second quarter, the Children’s Book Publishing and Distribution segment’s revenues increased $65.8 million to $418.3 million. Segment operating income increased $28.0 million, reflecting strong growth and the segment’s improved distribution efficiencies, as well as pricing initiatives which more than offset the rising costs associated with freight, paper, and labor.
Book Fairs revenues increased $64.6 million to $240.8 million. Increased fair count is trending, as planned, at 85% of pre-pandemic levels compared to 70% in the prior period. Revenue per fair continues to outperform both prior period and fiscal year end. Better fair offerings, overall improved marketing efforts, the optimization of warehouse branches and process enhancements continue to benefit the Book Fairs channel.
Trade revenues of $119.9 million were near prior-period levels, as multiple best-selling releases mostly offset the impact of a softer retail market and a difficult year-over-year comparison. The current fiscal period benefited from the release of Dav Pilkey’s Cat Kid Comic Club® #4, the new illustrated edition of Harry Potter and the Order of the Phoenix, higher sales within the specialty product line of Make Believe IdeasTM, and media revenue recognized for the Eva the OwletTM animated series.
Book Clubs revenues increased $5.7 million to $57.6 million, as the prior period was negatively impacted by labor and systems issues that delayed revenues into the third quarter of the prior fiscal year. Book Clubs has experienced higher revenue-per-event on lower-than-expected teacher participation.
Education Solutions

Education Solutions segment revenues held consistent with the prior period at $80.0 million.

As expected, operating income decreased $8.6 million, on the continued strategic investments in long-term go-to-market capabilities of this segment. Integration related to the recently acquired A2i™ literacy assessment and instruction system is underway. Learning Ovation’s development, professional learning and research teams are now integral parts of the Education Solutions division. The increased employee-related costs will assist in the continued development of the Company’s comprehensive digital literacy platform.

International

In local currency, International segment revenues increased $7.5 million to $89.6 million, primarily driven by generally higher performance in school-based book channels and the success of the Company’s best-selling series titles in Trade channels, offset by the negative impact of challenging economic environments in Canada and the UK. Higher local currency revenues were more than offset by $10.1 million in unfavorable foreign currency translation adjustment due to the strengthening of the US dollar.

Operating income decreased $2.0 million, reflecting higher inflationary costs related to freight, paper, fuel and labor in major markets and overall unfavorable economic conditions in the UK and Canada. This was partially offset by improved margins in export as well as in Asia, following the Company’s exit from the direct-to-consumer business in Asia, which had been generating losses.

Overhead
Excluding one-time items, overhead costs were approximately flat at $26.8 million, as the Company continues to focus on sustaining the significant overhead efficiencies attained since the pandemic, while continuing to invest in strategic initiatives.
Capital Position and Liquidity

In $ millions	Second Quarter		Change
	Fiscal 2023	Fiscal 2022	$	%
Net cash (used) provided by operating activities	$81.6	$78.0	$3.6	5%
Additions to property, plant and equipment and prepublication expenditures	(18.9)	(13.0)	(5.9)	(45)%
Net proceeds from sale of assets	—	10.4	(10.4)	NM
Free cash flow (use)*	$62.7	$75.4	$(12.7)	(17)%

Net cash (debt)*	$256.3	$286.4	$(30.1)	(11)%

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

Cash flows from operating activities increased $3.6 million when compared to the prior period on higher customer remittances of approximately $70 million, driven by increased sales, partially offset by approximately $63 million in higher inventory purchases to mitigate long lead times related to continuing global supply chain challenges and to meet expected demand. Product costs have also increased from prior year, primarily in freight charges, impacting the inventory purchasing levels. Free cash flow (a non-GAAP measure of operations explained in the accompanying tables) is lower by $12.7 million when compared to the prior period, related to increased capital investment in Education Solutions for prepublication costs associated with product development, warehouse optimization in the book fairs channel and the reduction in proceeds related to the prior period sale of the Lake Mary facility.

The Company distributed $6.9 million in dividends in the second quarter and has reacquired 724,239 shares of its common stock to-date this fiscal year for $31.1 million, which includes 533,793 shares purchased through a modified Dutch auction tender offer for $23.3 million, inclusive of related fees and expenses.

The Company’s Board of Directors has authorized an additional $48.8 million for repurchases of its common stock under the Company’s stock repurchase program. This authorization increases the aggregate amount of shares, in dollar terms, which may now be repurchased to $75 million, including the $26.2 million already available for share repurchases under the prior authorization. Under this program, which will continue to be funded with available cash, the Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.
Fiscal Year-To-Date 2023 Review

In $ millions	Year-To-Date		Change
	Fiscal 2023	Fiscal 2022	$	%
Revenues	$850.8	$784.0	$66.8	9%

Operating income (loss)	$42.0	$51.4	$(9.4)	(18)%
Earnings (loss) before taxes	$43.0	$55.8	$(12.8)	(23)%

Operating income (loss), ex. one-time items*	$42.0	$48.1	$(6.1)	(13)%
Earnings (loss) ex. one-times*	$43.0	$46.3	$(3.3)	(7)%
Adjusted EBITDA*	$86.7	$94.5	$(7.8)	(8)%

* Please refer to the non-GAAP financial tables attached

For the first six months of fiscal 2023, revenue was $850.8 million, compared to $784.0 million in the prior year period, an increase of $66.8 million, or 9%. The Company reported earnings per diluted share in the first six months of the fiscal year of $0.84, compared to earnings per diluted share of $1.24 a year ago. Excluding one-time items in the prior period of $0.20 per diluted share, the Company's earnings per diluted share was $0.84 in the first six months of fiscal 2023 versus earnings per diluted share of $1.04 in the prior year period.

Adjusted EBITDA (as defined) for the first six months of fiscal 2023 was a gain of $86.7 million, compared to a gain of $94.5 million in the first six months of fiscal 2022, a decrease of $7.8 million. The decrease in Adjusted EBITDA was primarily related to the increased strategic spend in the Education Solutions segment and lower margins in International related to the challenging economic conditions in Canada and the U.K., partially offset by higher operating income in the Children’s Book Publishing and Distribution segment.

Net cash provided by operating activities was $21.3 million in the first six months of the current fiscal year compared to net cash provided by operating activities of $141.6 million in the same period last year. The Company had free cash use (as defined) of $13.8 million in the current fiscal year-to-date, compared to free cash flow of $124.5 million in the prior year period. The year-over-year differences primarily reflect cash flows from a $63.1 million federal tax refund in the prior year period and $140.1 million of higher cash use for inventory purchases in the current period, related to the Company’s strategy to acquire inventory earlier in anticipation of increased sales and longer lead times. Free cash flow in the current year to date, as discussed above, also reflects the impact of $24.1 million in capital expenditures and $11.0 million in net prepublication spend.
Outlook
On the basis of the Company’s current operating momentum, financial results year-to-date and fourth quarter expectations, Scholastic is affirming its fiscal 2023 guidance for Adjusted EBITDA (as defined in the accompanying tables) of $195 million to $205 million and revenue growth of 8% to 10%.
Additional Information
To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, December 15, 2022. Peter Warwick, Scholastic President and Chief Executive Officer, and Kenneth Cleary, the Company’s Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, www.investor.scholastic.com. To access the conference call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes best-selling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.
Contact: Scholastic Corporation
Investors: Jeffrey Mathews, (212) 343-6741 investor_relations@scholastic.com

Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com
Forward-Looking Statements
This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Six months ended
	11/30/22	11/30/21	11/30/22	11/30/21
Revenues	$587.9	$524.2	$850.8	$784.0
Operating costs and expenses:
Cost of goods sold	260.4	238.0	404.9	371.3
Selling, general and administrative expenses (1)	213.6	188.3	376.4	331.9
Depreciation and amortization	13.8	14.5	27.5	29.4
Total operating costs and expenses	487.8	440.8	808.8	732.6
Operating income (loss)	100.1	83.4	42.0	51.4
Interest income (expense), net	0.7	(0.5)	0.9	(1.8)
Other components of net periodic benefit (cost)	0.1	0.0	0.1	0.0
Gain (loss) on sale of assets and other (2)	—	6.2	—	6.2
Earnings (loss) before income taxes	100.9	89.1	43.0	55.8
Provision (benefit) for income taxes (3)	25.5	20.7	13.0	11.8
Net income (loss)	75.4	68.4	30.0	44.0
Less: Net income (loss) attributable to noncontrolling interest	0.1	0.1	0.2	(0.1)
Net income (loss) attributable to Scholastic Corporation	$75.3	$68.3	$29.8	$44.1
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$2.17	$1.97	$0.86	$1.27
Diluted	$2.12	$1.91	$0.84	$1.24
Basic weighted average shares outstanding	34,488	34,630	34,422	34,575
Diluted weighted average shares outstanding	35,352	35,577	35,354	35,532

(1) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.8 and $3.2, respectively, and branch consolidation costs of $0.1. In the six months ended November 30, 2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

(2) In the three and six months ended November 30, 2021, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2.

(3) In the three and six months ended November 30, 2021, the Company recognized a provision of $1.4 and $2.5, respectively, for income taxes in respect to one-time pretax items.

(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change		Six months ended		Change
	11/30/22	11/30/21	$	%	11/30/22	11/30/21	$	%
Children’s Book Publishing and Distribution
Revenues
Books Clubs	$57.6	$51.9	$5.7	11%	$63.9	$58.7	$5.2	9%
Book Fairs	240.8	176.2	64.6	37%	269.1	192.2	76.9	40%
Trade	119.9	124.4	(4.5)	(4)%	210.0	217.4	(7.4)	(3)%
Total Revenues	418.3	352.5	65.8	19%	543.0	468.3	74.7	16%
Operating income (loss)	113.2	85.2	28.0	33%	83.1	63.5	19.6	31%
Operating margin	27.1%	24.2%			15.3%	13.6%

Education Solutions
Revenues	80.0	79.5	0.5	1%	153.2	159.6	(6.4)	(4)%
Operating income (loss)	7.0	15.6	(8.6)	(55)%	2.7	22.9	(20.2)	(88)%
Operating margin	8.8%	19.6%			1.8%	14.3%

International
Revenues	89.6	92.2	(2.6)	(3)%	154.6	156.1	(1.5)	(1)%
Operating income (loss)	6.7	8.7	(2.0)	(23)%	3.2	7.0	(3.8)	(54)%
Operating margin	7.5%	9.4%			2.1%	4.5%

Overhead expense	26.8	26.1	0.7	3%	47.0	42.0	5.0	12%
Operating income (loss)	$100.1	$83.4	$16.7	20%	$42.0	$51.4	$(9.4)	(18)%

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	11/30/22	11/30/21
Cash and cash equivalents	$261.1	$300.7
Accounts receivable, net	345.9	370.5
Inventories, net	380.4	279.3
Accounts payable	212.4	180.5
Deferred revenue	232.7	192.3
Accrued royalties	69.4	63.6
Lines of credit and current portion of long-term debt	4.8	14.3
Long-term debt	—	—
Total debt	4.8	14.3
Net cash (debt) (1)	256.3	286.4
Total stockholders’ equity	1,218.1	1,210.0

Selected Cash Flow Items
	Three months ended		Six months ended
	11/30/22	11/30/21	11/30/22	11/30/21
Net cash provided by (used in) operating activities	$81.6	$78.0	$21.3	$141.6
Add:
Net proceeds from sale of assets	—	10.4	—	10.4
Less:
Additions to property, plant and equipment	12.7	8.6	24.1	18.8
Prepublication expenditures	6.2	4.4	11.0	8.7
Free cash flow (use) (2)	$62.7	$75.4	$(13.8)	$124.5

(1) Net cash (debt) is defined by the Company as cash and cash equivalents, net of lines of credit and short-term debt plus long-term-debt. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	11/30/2022			11/30/2021
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.12	$—	$2.12	$1.91	$(0.11)	$1.80
Net income (loss) (2)	$75.3	$—	$75.3	$68.3	$(3.9)	$64.4
Earnings (loss) before income taxes (3)	$100.9	$—	$100.9	$89.1	$(5.3)	$83.8

Children’s Book Publishing and Distribution	$113.2	$—	$113.2	$85.2	$—	$85.2
Education Solutions	7.0	—	7.0	15.6	—	15.6
International (4)	6.7	—	6.7	8.7	0.3	9.0
Overhead (5)	(26.8)	—	(26.8)	(26.1)	0.6	(25.5)
Operating income (loss)	$100.1	$—	$100.1	$83.4	$0.9	$84.3

	Six months ended
	11/30/2022			11/30/2021
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$0.84	$—	$0.84	$1.24	$(0.20)	$1.04
Net income (loss) (2)	$29.8	$—	$29.8	$44.1	$(7.0)	$37.1
Earnings (loss) before income taxes (3)	$43.0	$—	$43.0	$55.8	$(9.5)	$46.3

Children’s Book Publishing and Distribution	$83.1	$—	$83.1	$63.5	$—	$63.5
Education Solutions	2.7	—	2.7	22.9	—	22.9
International (4)	3.2	—	3.2	7.0	0.7	7.7
Overhead (5)	(47.0)	—	(47.0)	(42.0)	(4.0)	(46.0)
Operating income (loss)	$42.0	$—	$42.0	$51.4	$(3.3)	$48.1

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2) In the three and six months ended November 30, 2021, the Company recognized a provision of $1.4 and $2.5, respectively, for income taxes in respect to one-time pretax items.

(3) In the three and six months ended November 30, 2021, the Company recognized pretax gain on the sale of its Lake Mary facility of $6.2.

(4) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.2 and $0.6, respectively, and branch consolidation costs of $0.1.

(5) In the three and six months ended November 30, 2021, the Company recognized pretax severance of $0.6 and $2.6, respectively. In the six months ended November 30, 2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	11/30/22	11/30/21
Earnings (loss) before income taxes as reported	$100.9	$89.1
One-time items before income taxes	—	(5.3)
Earnings (loss) before income taxes excluding one-time items	100.9	83.8
Interest (income) expense	(0.7)	0.5
Depreciation and amortization (1)	16.0	16.5
Amortization of prepublication costs	6.1	6.7
Adjusted EBITDA (2)	$122.3	$107.5

	Six months ended
	11/30/22	11/30/21
Earnings (loss) before income taxes as reported	$43.0	$55.8
One-time items before income taxes	—	(9.5)
Earnings (loss) before income taxes excluding one-time items	43.0	46.3
Interest (income) expense	(0.9)	1.8
Depreciation and amortization (1)	32.2	32.9
Amortization of prepublication costs	12.4	13.5
Adjusted EBITDA (2)	$86.7	$94.5

(1) For the three and six months ended November 30, 2022, amounts include depreciation of $0.7 and $1.6, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.0 and $0.1, respectively, and amortization of capitalized cloud software of $1.5 and $3.0, respectively, recognized in selling, general and administrative expenses. For the three and six months ended November 30, 2021, amounts include depreciation of $1.0 and $1.9, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.2 and $0.3, respectively, and amortization of capitalized cloud software of $0.8 and $1.3, respectively, recognized in selling, general and administrative expenses.

(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

1